Exhibit 10.19

FORM OF AMENDMENT NO. 2 TO

LIMITED PARTNERSHIP AGREEMENT

This Amendment No. 2 to the Limited Partnership Agreement (this “Amendment”) of InPoint REIT Operating Partnership, LP (the “Partnership”), dated as of [                ], 2021, is between InPoint Commercial Real Estate Income, Inc. (the “General Partner”) and InPoint REIT Holdings, LLC (the “Limited Partner”). This Amendment amends the Limited Partnership Agreement of the Partnership dated October 7, 2016 between the General Partner and the Limited Partner, as amended by Amendment No. 1 thereto dated January 30, 2017 (the “Partnership Agreement”).

W I T N E S S E T H

WHEREAS, pursuant to Article 11 of the Partnership Agreement, the General Partner has the exclusive power, without the prior consent of the Limited Partners, to amend the Partnership Agreement to issue additional Partnership Interests in one or more classes, or one or more series of any of such classes, on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, without the approval of any Limited Partners, in accordance with Section 4.2 of the Partnership Agreement; and

WHEREAS, the General Partner has determined that it is necessary and desirable to amend the Partnership Agreement to establish and set forth the terms of a new series of Partnership Interests designated as “Series A Preferred Units,” and make certain related amendments.

NOW, THEREFORE, the Partnership Agreement is hereby modified and amended as follows:

1. Amendments to the Partnership Agreement. Except as set forth herein, the Partnership Agreement shall remain in full force and effect.

(a) Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Partnership Agreement. In addition, the following defined terms are hereby added to Article 1 of the Partnership Agreement:

“Junior Share” means a share of capital stock of the General Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are junior in rank to the REIT Shares.

“Junior Unit” means a fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.1, 4.2 or 4.3 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are junior in rank to the OP Units.

“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase REIT Shares, Preferred Shares or Junior Shares, except that “New Securities” shall not mean any Preferred Shares, Junior Shares or grants under the Equity Incentive Plans or (ii) any debt issued by the General Partner that provides any of the rights described in clause (i).

“OP Unit” means a fractional share of the Partnership Interests of all Partners, but does not include any Preferred Unit, Junior Unit or any other Partnership Unit specified in a Partnership Unit Designation as being other than an OP Unit; provided, however, that the General Partnership Interest and the Limited Partnership Interests shall have the differences in rights and privileges as specified in this Agreement.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of OP Units, Preferred Units, Junior Units or other Partnership Units.

“Partnership Unit” means an OP Unit, a Preferred Unit, a Junior Unit or any other fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.1, 4.2 or 4.3 hereof.

“Partnership Unit Designation” has the meaning set forth in Section 4.2(a) hereof.

“Preferred Share” means a share of capital stock of the General Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the REIT Shares.

“Preferred Unit” means a fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.1, 4.2 or 4.3 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the OP Units.

“REIT Share” means a share of the General Partner’s common stock, par value $0.01 per share. Where relevant in this Agreement, “REIT Share” includes shares of the General Partner’s common stock, par value $0.001 per share, issued upon conversion of Preferred Shares.

“Transfer” when used with respect to a Partnership Unit, or all or any portion of a Partnership Interest, means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law.

(b) The definition of “Percentage Interest” in Article 1 of the Partnership Agreement is hereby deleted and replaced in its entirety with the following:

“Percentage Interest” means, as to a Partner holding a class or series of Partnership Interests, its interest in such class or series as determined by dividing the Partnership Units of such class or series owned by such Partner by the total number of Partnership Units of such class then outstanding as specified in Exhibit A attached hereto, as such Exhibit A may be amended from time to time. If the Partnership issues additional classes or series of Partnership Interests other than as contemplated herein, the interest in the Partnership among the classes or series of Partnership Interests shall be determined as set forth in the amendment to the Partnership Agreement setting forth the rights and privileges of such additional classes or series of Partnership Interest, if any, as contemplated by Section 4.2.

(c) Article 4 of the Partnership Agreement is hereby deleted and replaced in its entirety with the following:

4.1 Capital Contributions of the Partners.

Each Partner has made a Capital Contribution to the Partnership and owns Partnership Units in the amount and designation set forth for such Partner on Exhibit A, as the same may be amended from time to time by the General Partner to the extent necessary to reflect accurately sales, exchanges, conversions or other Transfers, redemptions, Capital Contributions, the issuance of additional Partnership Units, or similar events having an effect on a Partner’s ownership of Partnership Units. Except as provided by law or in Section 4.3 hereof, the Partners shall have no obligation or right to make any additional Capital Contributions or loans to the Partnership.

4.2 Issuances of Additional Partnership Interests.

(a) General. The General Partner may cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners (including the General Partner) or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any debt, Partnership Units or other securities issued by the Partnership, (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interest of the General Partner’s stockholders and the Partnership and (iii) in connection with any merger of any other Person into the Partnership or any Subsidiary of the Partnership if the applicable merger agreement provides that Persons are to receive Partnership Units in exchange for their interests in the Person merging into the Partnership or any Subsidiary of the Partnership. Subject to Delaware law, any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner, and set forth in a written document thereafter attached to and made an exhibit to this Agreement (each, a “Partnership Unit Designation”). Without limiting the generality of the foregoing, the General Partner shall have authority to specify (a) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (b) the right of each such class or series of Partnership Interests to share in Partnership distributions; (c) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; (d) the voting rights, if any, of each such class or series of Partnership Interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Interests. Upon the issuance of any additional Partnership Interest, the General Partner shall amend Exhibit A as appropriate to reflect such issuance.

(b) Issuances to the General Partner. No additional Partnership Units shall be issued to the General Partner unless (i) the additional Partnership Units are issued to all Partners in proportion to their respective Percentage Interests with respect to the class of Partnership Units so issued, (ii) (a) the additional Partnership Units are (x) OP Units issued in connection with an issuance of REIT Shares or (y) Partnership Units (other than OP Units) issued in connection with an issuance of Preferred Shares, Junior Shares, New Securities or other interests in the General Partner (other than REIT Shares), which Preferred Shares, Junior Shares, New Securities or other interests have designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the additional Partnership Units issued to the General Partner and (b) the General Partner directly or indirectly contributes or otherwise causes to be transferred to the Partnership the cash proceeds or other consideration, if any, received in connection with the issuance of such REIT Shares, Preferred Shares, Junior Shares, New Securities or other interests in the General Partner or (iii) the additional Partnership Units are issued upon the conversion, redemption or exchange of debt, Partnership Units or other securities issued by the Partnership. In the event that the Partnership issues additional Partnership Units pursuant to this Section 4.2(b), the General Partner shall make such revisions to this Agreement as it determines are necessary to reflect the issuance of such additional Partnership Interests.

(c) No Preemptive Rights. No Person, including, without limitation, any Partner or assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.

4.3. Additional Funds and Capital Contributions.

(a) General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition, origination or development of additional Properties, for the redemption of Partnership Units or for such other purposes as the General Partner may determine in its sole and absolute discretion. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 4.03 without the approval of any Limited Partners.

(b) Additional Capital Contributions. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons. In connection with any such Capital Contribution (of cash or property), the General Partner is hereby authorized to cause the Partnership from time to time to issue additional Partnership Units (as set forth in Section 4.2 above) in consideration therefor and the Percentage Interests of the General Partner and the Limited Partners shall be adjusted to reflect the issuance of such additional Partnership Units.

(c) Issuance of Securities by the General Partner. The General Partner shall not issue any additional REIT Shares, Preferred Shares, Junior Shares or New Securities unless the General Partner contributes directly or indirectly the cash proceeds or other consideration, if any, received from the issuance of such additional REIT Shares, Preferred Shares, Junior Shares or New Securities, as the case may be, and from the exercise of the rights contained in any such additional New Securities, to the Partnership in exchange for (x) in the case of an issuance of REIT Shares, Partnership Units or (y) in the case of an issuance of Preferred Shares, Junior Shares or New Securities, Partnership Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such Preferred Shares, Junior Shares or New Securities; provided, however, that notwithstanding the foregoing, the General Partner may issue REIT Shares, Preferred Shares, Junior Shares or New Securities (a) pursuant to a dividend or distribution (including any stock split) wholly or partly of REIT Shares, Preferred Shares, Junior Shares or New Securities to all of the holders of REIT Shares, Preferred Shares, Junior Shares or New Securities, as the case may be, (b) upon a conversion, redemption or exchange of Preferred Shares, (c) upon a conversion of Junior Shares into REIT Shares, (d) upon a conversion, redemption, exchange or exercise of New Securities, or (e) pursuant to share grants or awards made pursuant to any Equity Incentive Plan of the General Partner. In the event of any issuance of additional REIT Shares, Preferred Shares, Junior Shares or New Securities by the General Partner, and the direct or indirect contribution to the Partnership, by the General Partner, of the cash proceeds or other consideration received from such issuance, if any, the Partnership shall pay the General Partner’s expenses associated with such issuance, including any underwriting discounts or commissions (it being understood that if the proceeds actually received by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred by the General Partner in connection with such issuance, then the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount of the gross proceeds of such issuance and the Partnership shall be deemed simultaneously to have reimbursed the General Partner pursuant to Section 6.5(b) for the amount of such underwriter’s discount or other expenses). Nothing in this Agreement shall prohibit the General Partner from issuing Partnership Units for less than fair market value if the General Partner concludes in good faith that such issuance is in the best interest of the Partnership and the General Partner’s stockholders.

4.6. No Interest; No Return.

No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s capital account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

4.8. Not Publicly Traded.

The General Partner, on behalf of the Partnership, shall use its best efforts not to take any action which would result in the Partnership being a “publicly traded partnership” under and as such term is defined in Code Section 7704(b), and by reason thereof, taxable as a corporation.

4.9. No Third-Party Beneficiary.

No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner. Without limiting the generality of the foregoing, a deficit capital account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership.

(d) Article 5 of the Partnership Agreement is hereby deleted and replaced in its entirety with the following:

5.1 Distributions

(a) Except for distributions pursuant to Section 5.1(b) or 5.3 of this Agreement in connection with the dissolution and liquidation of the Partnership, and subject to the terms of any Partnership Unit Designation, the General Partner may cause the Partnership to make distributions at such times and in such amounts as the General Partner shall determine in its sole and absolute discretion to the Partners who are Partners on the Partnership Record Date with respect to such distribution period: (i) first, with respect to any Partnership Interests that are entitled to any preference in distribution, in accordance with the rights of such class(es) of Partnership Interests (and, within such class(es), pro rata in proportion to the respective Percentage Interests on such Partnership Record Date) and (ii) second, with respect to any Partnership Interests that are not entitled to any preference in distribution, in accordance with the rights of such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date). At the election of the General Partner, distributions payable with respect to any Partnership Units that were not outstanding during the entire period in respect of which any distribution is made may be prorated based on the portion of the period that such Partnership Units were outstanding.

(b) If the General Partner shall elect to purchase from its stockholders common stock of the General Partner for any purpose, the Partnership shall distribute to the General Partner in reduction of its Capital Contributions the purchase price paid by the General Partner for such common stock and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the General Partner.

(c) In the event that the Partnership issues additional Partnership Interests to the General Partner or any additional Limited Partner pursuant to Article 4 hereof, the General Partner shall make such revisions to this Article 5 as it deems necessary to reflect the issuance of such additional Partnership Interests.

5.2 REIT Distribution Requirements.

The General Partner shall use its commercially reasonable efforts to cause the Partnership to distribute amounts sufficient to enable the General Partner to make stockholder distributions that will allow the General Partner to (i) meet its distribution requirement for qualification as a REIT as set forth in Section 857 of the Code and (ii) avoid any federal income or excise tax liability imposed by the Code.

5.3 Distributions Upon Liquidation.

Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed in accordance with Section 5.1(a). To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.

(e) Exhibit A to the Partnership Agreement is hereby amended as set forth in Exhibit A hereto.

(f) A new Exhibit B is hereby added as set forth in Exhibit B hereto.

2. Construction. The provisions of this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that any cause of action for violation of federal or state securities laws shall not be governed by this Section 3.

3. Entire Amendment. This Amendment may not be amended or modified except in writing signed by all parties.

4. Governing Law. The provisions of this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that any cause of action for violation of federal or state securities laws shall not be governed by this Section 4.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to the Partnership Agreement as of the date and year first above written.

GENERAL PARTNER:

InPoint Commercial Real Estate Income, Inc.

By:
Name:
Title:

LIMITED PARTNER:

InPoint REIT Holdings, LLC

By: InPoint Commercial Real Estate Income, Inc., its manager

By:
Name:
Title:

[Signature Page to Amendment No. 2 to Limited Partnership Agreement]

EXHIBIT A

PARTNERS AND PARTNERSHIP UNITS

Partners	Address	Partnership Units[1] (Type and Amount)	Capital Contributions
GENERAL PARTNER
InPoint Commercial Real Estate Income, Inc.	2901 Butterfield Rd. Oak Brook, IL 60523	[ ] OP Units [ ] Series A Preferred Units	$ [ ]

LIMITED PARTNER

InPoint REIT Holdings, LLC	2901 Butterfield Rd. Oak Brook, IL 60523	[ ] OP Units	$ [ ]

Totals			$ [ ]

[1]	The sum of the Partnership Units held by the General Partner and the Limited Partner is equal to the number of REIT Shares outstanding on the date hereof.

A-1

EXHIBIT B

SERIES A PREFERRED UNITS

Series A Preferred Units. Pursuant to the authority granted under Section 4.2 of the Limited Partnership Agreement of InPoint REIT Operating Partnership, LP (the “Partnership Agreement”), the General Partner hereby establishes a series of Preferred Units designated as the [•]% Series A Cumulative Preferred Units (the “Series A Preferred Units”) on the terms set forth in this Exhibit B. Capitalized terms used herein without definition have the meanings given to them in the Partnership Agreement.

1. Designation and Number. The number of authorized units of the Series A Preferred Units shall be [                ] and shall at all times be equal to the number of [•]% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”) issued by the General Partner and then outstanding. Series A Preferred Units shall be issued only to and held only by the General Partner.

2. Rank. The Series A Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank: (a) senior to all classes or series of Partnership Units expressly designated as ranking junior to the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up (collectively, “Junior Units”); (b) on parity with any other class or series of Partnership Units expressly designated as ranking on parity with the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up (collectively, “Parity Units”); and (c) junior to any class or series of Partnership Units expressly designated as ranking senior to the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up. For purposes of the terms of the Series A Preferred Units, the term “Partnership Units” does not include convertible or exchangeable debt securities, including convertible or exchangeable debt securities that rank senior to the Series A Preferred Units prior to conversion or exchange. The Series A Preferred Units will also rank junior in right of payment to the Partnership’s other existing and future indebtedness.

3. Distributions.

(a) From and including [•], 2021 to, but excluding, [•], 2026, subject to the preferential rights of holders of any class or series of Partnership Units expressly designated as ranking senior to the Series A Preferred Units as to distribution rights, the General Partner, as the holder of the Series A Preferred Units, shall be entitled to receive, when, as and if authorized by the General Partner out of assets legally available for the payment of distributions, cumulative cash distributions at the rate of [•]% per annum of the $25.00 liquidation preference per Series A Preferred Unit (equivalent to a fixed annual amount of $[•] per Series A Preferred Unit) (the “Initial Rate”).

If a “Change of Control” (as defined in the Articles Supplementary setting forth the terms of the Series A Preferred Stock (the “Articles Supplementary”)) occurs on or prior to [●], 2022, we will thereafter accrue cumulative cash distributions on each then-outstanding share of Series A Preferred Unit at a rate equal to (a) the distribution rate in effect immediately prior to the Change of Control, plus (b) an additional [●]% of the liquidation preference per annum.

If either (i) the Applicable Ratings Agency (as defined in the Articles Supplementary) downgrades the credit rating assigned to the Series A Preferred Stock to below Investment Grade (as defined in the Articles Supplementary), or (ii) in the case where there is only one Ratings Agency (as defined in the Articles Supplementary) rating the Series A Preferred Stock, such Ratings Agency ceases to rate the Series A Preferred Stock or fails to make a rating of the Series A Preferred Stock publicly available (each of the events described in clauses (i) and (ii) being a “Downgrade Event”), we will thereafter accrue cumulative cash distributions on each then-outstanding share of Series A Preferred Unit at a rate equal to (a) the distribution rate in effect immediately prior to the Downgrade Event, plus (b)         % of the liquidation preference per annum, subject to a maximum annual distribution rate of         % while the Series A Preferred Unit remains outstanding (the “Maximum Rate”). If, subsequent to the occurrence of a Downgrade Event that results in an increase in the distribution rate in effect immediately prior to such Downgrade Event , the Applicable Rating Agency subsequently increases its rating of the Series A Preferred Stock to Investment Grade or an Applicable Rating Agency subsequently issues an initial rating of the Series A Preferred Stock at Investment Grade (each such event, an “Upgrade Event”), we will thereafter accrue cumulative cash distribution on each then-outstanding share of Series A Preferred Unit at a rate equal to (a) the distribution rate in effect immediately prior to the Upgrade Event, minus (b)         % of the liquidation preference per annum; provided, however, that in no event will we accrue cash distribution at a rate lower than the Initial Rate.

If any shares of Series A Preferred Units are outstanding after                      , 2026, we will thereafter accrue cumulative cash distributions on each then-outstanding share of Series A Preferred Unit at a rate equal to (a) the distribution rate in effect on                      , 2026, plus (b) an additional         % of the liquidation preference per annum, which will increase by an additional         % of the liquidation preference per annum on September 30 each year thereafter, subject to a maximum annual distribution rate equal to the Maximum Rate while the Series A Preferred Unit remains outstanding.

Distributions on each Series A Preferred Unit shall accrue and be cumulative from and including, the original date of issuance of such Series A Preferred Unit and shall be payable quarterly in equal amounts in arrears on or about [•], [•], [•] and [•] of each year, beginning on [•], 2021 (each such day being hereinafter called, a “Payment Date”); provided, however, if any Payment Date is not a Business Day (as defined below), then the distribution which would otherwise have been payable on such Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Payment Date to such next succeeding Business Day; provided, further, that the General Partner, as the holder of the Series A Preferred Units, shall not be entitled to receive any distributions paid or payable on the Series A Preferred Units with a Payment Date before the date such shares of Series A Preferred Units are issued.

The amount of any distribution payable on the Series A Preferred Units for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to the General Partner, as the holder of the Series A Preferred Units.

(b) No distributions on the Series A Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration, payment or setting apart shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, distributions on the Series A Preferred Units shall accrue whether or not the restrictions referred to in Section 3(b) exist, whether or not the Partnership has earnings, whether or not there are assets legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

(d) Except as provided in Section 3(e) below, no distributions shall be declared and paid or set apart for payment, and no other distributions of cash or other property may be declared and made, directly or indirectly, on or with respect to, Parity Units or Junior Units (other than a distribution paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) for any period, nor shall Parity Units or Junior Units be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or acquisition of Common Units made for purposes of and in compliance with requirements of any incentive, benefit or stock purchase plan of the General Partner or any subsidiary thereof, or a redemption, purchase or acquisition of Parity Units or Junior Units in connection with a redemption, purchase or acquisition of REIT Shares as permitted under Article VI of the General Partner’s Articles of Amendment and Restatement (the “Charter”), as may be amended or supplemented from time to time), nor shall any assets be paid or made available for a sinking fund for the redemption of any such shares by the Partnership, directly or indirectly (except by conversion into or exchange for Junior Units or options, warrants or rights to purchase or subscribe for Junior Units, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to the General Partner, as holder of the Series A Preferred Units, and all holders of Parity Units), unless full cumulative distributions on the Series A Preferred Units for all past distribution periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.

(e) When cumulative distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Units and any Parity Units, all distributions declared on the Series A Preferred Units and any other Parity Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and per Parity Unit shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Unit and per Parity Unit (which shall not include any accrual in respect of unpaid distributions on any Parity Units for prior distributions periods if such Parity Units does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Preferred Units which may be in arrears.

(f) If, for any taxable year, the General Partner elects to designate as “capital gain distributions” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended) any portion of the distributions (as determined for federal income tax purposes) paid or made available for the year to holders of all classes or series of Partnership Units, then the portion of the capital gains amount that shall be allocable to the General Partner, as holder of the Series A Preferred Units, shall be the amount that the total distributions (as determined for federal income tax purposes) paid or made available to the General Partner, as holder of the Series A Preferred Units, for the year bears to the total distributions (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of Partnership Units.

(g) The General Partner, as holders of the Series A Preferred Units, shall not be entitled to any distribution, whether payable in cash, property or Partnership Units, in excess of full cumulative distributions on the Series A Preferred Units as described above. Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such shares which remain payable. Accrued but unpaid distributions on the Series A Preferred Units will accumulate as of the Payment Date on which they first become payable or on the date of redemption, as the case may be.

(h) “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(i) “Set apart for payment” shall be deemed to include (without limitation): the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the General Partner and a declaration of distributions by the Partnership, the allocation of funds to be so paid on any series or class of Partnership Units; provided, however, that if any funds for any class or series of Junior Units or Parity Units are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

4. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, before any distribution or payment shall be made to the holders of shares of any Junior Units, the General Partner, as holder of the Series A Preferred Units, shall be entitled to be paid, or have the Partnership declare and set apart for payment, out of the assets of the Partnership legally available for distribution, after payment or provision for payment of all debts and other liabilities of the Partnership, a liquidation preference in cash or property at fair market value, as determined by the General Partner, of $25.00 per unit, plus an amount equal to any accrued and unpaid distributions (whether or not declared) to, but not including, the date of payment or the date the amount for payment is set apart (the “Liquidating Distributions”).

(b) If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the available assets of the Partnership are insufficient to pay the full amount of the Liquidating Distributions on all outstanding Series A Preferred Units and the corresponding amounts payable on all outstanding Parity Units, then the General Partner, as holder of the Series A Preferred Units, and the holders of such Parity Units shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.

(c) After payment of the full amount of the Liquidating Distributions to which it is entitled, the General Partner, as holder of the Series A Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.

(d) For the avoidance of doubt, the consolidation, merger or conversion of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be considered a liquidation, dissolution or winding up of the Partnership.

5. Redemption.

(a) Optional Redemption.

(i) The Series A Preferred Units are not redeemable prior to [•], 2023, except to the extent that the Series A Preferred Stock are permitted to be redeemed pursuant to Article VI of the Charter and as otherwise provided in this Section 5. Subject to Section 5(c), on and after                 , 2026, upon no fewer than 30 days’ nor more than 60 days’ written notice, the General Partner may, at its option, redeem the Series A Preferred Units, in whole or from time to time in part, by paying $25.00 per unit, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption (other than any dividend with a Partnership Record Date before the applicable redemption date and a Payment Date after the applicable redemption date, which will be paid on the Payment Date notwithstanding prior redemption of such units).

The aforementioned redemption rights set forth in this Section 5(a)(i) are collectively referred to as the “Regular Redemption Right.”

(ii) Unless full cumulative dividends on all Series A Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, (i) no Series A Preferred Units shall be redeemed unless all outstanding Series A Preferred Units are simultaneously redeemed, and (ii) the General Partner shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series A Preferred Units (except by conversion into or exchange for Junior Units or options, warrants or rights to purchase or subscribe for Junior Units).

(iii) In connection with any redemption of Series A Preferred Units pursuant to the Regular Redemption Right, if the redemption date falls after a Partnership Record Date and prior to the corresponding Payment Date, then the General Partner, as the holder of the Series A Preferred Units, at the close of business on such Partnership Record Date shall be entitled to the dividend payable on such units on the corresponding Payment Date (including any accrued and unpaid dividends for prior dividend periods) notwithstanding the redemption of such units before such Payment Date. Except as provided above and in Section 5(b)(iii), the General Partner will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Units for which a notice of redemption has been given.

(iv) Any Series A Preferred Units that shall at any time have been redeemed pursuant to the Regular Redemption Right or otherwise acquired shall, after such redemption or acquisition, have the status of authorized but unissued units of Preferred Units, without designation as to class or series until such units are once more classified and designated as part of a particular class or series by the General Partner.

(b) Special Optional Redemption.

(i) Subject to Section 5(c), upon the occurrence of a “Change of Control” as defined in the Articles Supplementary, the General Partner or the acquiring or surviving entity, as applicable, at its option, may redeem the Series A Preferred Units, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price equal to $25.00 per unit, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date (“Special Optional Redemption Right”).

(ii) Unless full cumulative dividends on all Series A Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, (i) no Series A Preferred Units shall be redeemed pursuant to the Special Optional Redemption Right unless all outstanding Series A Preferred Units are simultaneously redeemed, and (ii) the General Partner shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series A Preferred Units (except by conversion into or exchange for Junior Units or options, warrants or rights to purchase or subscribe for Junior Units).

(iii) In connection with any redemption of Series A Preferred Units pursuant to the Special Optional Redemption Right, if a redemption date falls after a Partnership Record Date and prior to the corresponding Payment Date, then the General Partner, as holder of the Series A Preferred Units, at the close of business on such Partnership Record Date shall be entitled to the dividend payable on such units on the corresponding Payment Date (including any accrued and unpaid dividends for prior dividend periods) notwithstanding the redemption of such units before such Payment Date. Except as provided above, the General Partner will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Units for which a notice of redemption has been given.

(iv) Any Series A Preferred Units that shall at any time have been redeemed pursuant to the Special Optional Redemption Right or otherwise acquired shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Units, without designation as to class or series until such units are once more classified and designated as part of a particular class or series by the General Partner.

(c) Procedures of Redemption. Notwithstanding any other provision hereof, the General Partner may only exercise its right to redeem all or any of the Series A Preferred Units to the extent that the General Partner exercises its right to redeem all or any of the Series A Preferred Stock, and at any time that the General Partner exercises its right to redeem the Series A Preferred Stock, the General Partner shall exercise its right to cause the Partnership to redeem an equal number of Series A Preferred Units.

6. Conversion. At any time that a holder of the Series A Preferred Stock exercises its right to convert all or any of the Series A Preferred Stock into REIT Shares, the General Partner shall exercise its right to cause the Partnership to convert an equal number of Series A Preferred Units into a number of OP Units equal to the corresponding number of REIT Shares received by such exercising holder of the Series A Preferred Stock, such that following such conversion the aggregate number of outstanding Series A Preferred Units shall be equal to the aggregate number of outstanding shares of Series A Preferred Stock and the aggregate number of OP Units held by the General Partner shall be equal to the aggregate number of outstanding REIT Shares.

7. Voting Rights. Except as required by law, the General Partner, in its capacity as the holder of the Series A Preferred Units, shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

8. General. The rights of the General Partner, in its capacity as holder of the Series A Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner, in any other capacity, under the Partnership Agreement. In addition, nothing herein shall be deemed to limit or otherwise restrict any rights or authority of the General Partner other than in its capacity as the holder of the Series A Preferred Units.